LAZARD RETIREMENT SERIES, INC.

SERVICING AGREEMENT

Lazard Asset Management Securities LLC

30 Rockefeller Plaza

New York, New York 10112

Ladies and Gentlemen:

We wish to enter into this Agreement with you for advertising, marketing and distribution and/or certain other services with respect to shares (the “Shares”) of the series of Lazard Retirement Series, Inc. (the “Fund”) set forth on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a “Portfolio”), of which you are the principal underwriter as defined in the Investment Company Act of 1940, as amended (the “1940 Act”). We also are parties to a Fund Participation Agreement of even date herewith (the “Participation Agreement”) among you, the Fund, us and the Insurance Company (as defined therein).

The terms and conditions of this Agreement are as follows:

l.    Provision of Services. We agree to provide reasonable assistance in connection with the sale of the Shares and/or to provide personal services and account maintenance services for the benefit of owners (“Contractholders”) of variable annuity or variable life insurance contracts (together, “Contracts”) issued by Insurance Company through its separate accounts that invest in a Portfolio and are named on Schedule A, as it may be amended from time to time (“Separate Accounts”). Such services shall include some or all of those specified on Schedule B attached hereto.

2.    Limited Agency: Operational Procedures. You hereby appoint us as the Fund’s agent for the limited purpose of receiving Contractholders’ purchase and redemption orders in respect of Shares in accordance with the Participation Agreement. Other than as specifically provided herein, nothing in this Agreement shall be construed to establish a joint venture between us or establish either of us as an agent, partner or employee of the other, nor shall anything in this Agreement be construed to establish us or the Fund as an agent, partner or employee of the other.

3.    Offering of Shares. In no way shall the provisions of this Agreement limit your or the Fund’s authority and discretion to take such action as you or it may deem appropriate or advisable, without notice, in connection with all matters relating to the operation of the Fund or any Portfolio and the sale of Shares, including the right to suspend sales or withdraw the offering of Shares of one or more Portfolios.

4.    Advertising Materials and Sales Literature: Fund Documentation.

(a)    We agree that sales literature and other promotional material in which you, the Fund, or the Fund’s adviser or administrator is named shall be approved as provided in the Participation Agreement. We understand that any supplemental sales literature, if distributed, must be preceded or accompanied by the relevant Portfolio’s then-current prospectus, Advertising material and sales literature provided by you that are designated as being for broker-dealer use only may not be disseminated to the public.

(b)    Each party will provide the other party with such information or documentation necessary for the other party to fulfill its obligations hereunder and under applicable legal requirements and such other information or documentation as each party may reasonably request, and each party is entitled to rely on any written records or instructions provided to it by the other party.

5.    Fees. In consideration of the services described herein, we shall be entitled to receive from you or your affiliates fees at the annual rate set forth on Schedule A, payable monthly based on the average daily net asset value of Contractholders’ Shares held during the relevant month (computed in the manner specified in the Fund’s charter documents and in the relevant Portfolio’s then-current prospectus and/or statement of additional information, as amended or supplemented). We understand that if this Agreement is in connection with the Fund’s plan adopted pursuant to Rule 12b-l under the 1940 Act (the “12b-l Plan”), as indicated on Schedule A, any payments pursuant to this Agreement shall be paid only so long as the I 2b-l Plan is in effect and, in any event, shall be paid only so long as this Agreement and the Participation Agreement are in effect. Our acceptance of any fees for such services shall constitute our representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed at each acceptance) that our receipt of such fees is lawful.

6.    Representations. Warranties and Covenants. The following representations, warranties and covenants are in addition to those made elsewhere in this Agreement.

(a)    Each party hereto hereby represents, warrants and covenants, as applicable, to the other party that:

(i)     it will comply with all laws, rules and regulations of governmental authorities and regulatory agencies applicable to it by virtue of entering into and performing this Agreement;

(ii)    the execution, performance and delivery of this Agreement by it will not violate any of its contractual obligations or any applicable laws, rules and regulations of governmental authorities and regulatory agencies;

(iii)    it has full power and authority under applicable law, and has taken all necessary actions, to enter into and perform this Agreement; the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

(iv)    no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(b)    We hereby represent, warrant and covenant to you, as applicable, that:

(i)    we will not be a “fiduciary” with respect to the performance of this Agreement for any Plan, as such term is defined in Section 3(2 I) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)    our receipt of fees under and the performance of the services specified in this Agreement will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code; and

(iii)    the services which we agree to render under this Agreement are not services for which we or Insurance Company deduct fees and charges under the Contracts or for which we are paid compensation pursuant to another arrangement.

7.    Indemnification. Each party hereto agrees to he bound by the provisions of Article IX, Indemnification of the Participation Agreement with respect to such party’s acts or omissions arising out of this Agreement as if this Agreement were incorporated by reference into the Participation Agreement and fully a part thereof.

8.    Non-exclusivity. You and we acknowledge and agree that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of us may enter into similar agreements and arrangements with other entities.

9.    Term.

(a)    We acknowledge that this Agreement shall become effective as of the date indicated by you below. This Agreement, as to each Portfolio, will terminate automatically in the event of its assignment (as defined in the 1940 Act). We understand that if this Agreement is in connection with the 12b-l Plan (as indicated on Schedule A), this Agreement, as to each Portfolio: (i) shall continue until the last day of the calendar year of execution and thereafter shall continue automatically for successive annual periods ending on the last day of each calendar year, provided such continuance is approved at least annually by a vote ofa majority of the Fund’s Board of Directors (the “Board”) and the Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of the l 2b- l Plan or any agreement related to the I 2b-1 Plan (“Independent Board Members”), cast in person at a meeting called for the purpose of voting on such approval; (ii) is terminable without penalty, at any time, by vote of a majority of the Independent Board Members; (iii) is terminable on not more than 60 days’ written notice by vote of holders of a majority of the Portfolio’s outstanding voting securities (as defined in the 1940 Act); and (iv) is terminable upon 60 days’ notice by either party.

(b)    You shall have the right to terminate this Agreement, without prior notice, if: (i) we or any of our registered principals become the subject of any investigation or disciplinary action by any governmental, regulatory or judicial authority that has resulted, or for which it appears reasonably likely will re ult, in the loss or suspension of any required registration, membership or license; (ii) our ability to perform our obligations under this Agreement has become or is reasonably likely to become impaired; (iii) we otherwise breach any of the representations, warranties or covenants set forth in this Agreement; (iv) we fail to perform the services contemplated by this Agreement; or (v) if this Agreement is in connection with the 12b-l Plan, the 12b-l Plan is terminated by the Fund’s Board, or the l2b-l Plan, or any part thereof, is found invalid or is ordered terminated by any regulatory or judicial authority.

10.    Complete Agreement; Amendment.

(a)    This Agreement, the Schedules hereto (which are incorporated by reference) and the Participation Agreement contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied. In the event of a conflict between the Participation Agreement and this Agreement, this Agreement shall control.

(b)    No modification or waiver of any provisions of this Agreement will be binding unless in writing and executed by the party to be bound thereby, except that, notwithstanding anything in this Agreement to the contrary, our placement of an order to purchase Shares subsequent to our receipt of written notice of amendment of Schedule A by you shall constitute our agreement to the amendment.

11.    Notices. Notices from one party to the other in connection with this Agreement shall be made as specified in the Participation Agreement.

I 2.    Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict oflaws principles.

13.    Survival. The provisions of sections 7 and 13 (and any other provisions expressly stating their survival) will survive the termination of the Agreement.

Very truly yours,

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

Date:	By:
Name:
Title:

Please return two signed copies of this Agreement lrfLazard Asset Management S curities LLC. Upon acceptance, one countersigned copy will be returned for your files.

Accepted:

LAZARD ASSET M

Date:	By:
Title:

SCHEDULE A

Service Shares

Fund Name	CUSIP	Annual Percentage	Additional
		Rate Paid from 12b-l
		Plan*	Comru>nsation••
LAZARD RETIREMENT INTERNATIONAL EQUITY PORTFOLIO SERVICE SHARES	521071506	0.25%	0.25%
LAZARD RETIREMENT U.S. STRATEGIC EQUITY PORTFOLIO SERVICE SHARES	521071308	0.25%	0.25%
LAZARD RETIREMENT MULTI-ASSET TARGETED VOLATILITY PORTFOLIO SERVICE SHARES	521071787	0.25%	0.25%
LAZARD RETIREMENT U.S. SMALL-MID CAP EQUITY PORTFOLIO SERVICE SHARES	521071803	0.25%	0.25%

•

This Agreement is in connection with the 12b-l Plan, and fees are to be paid to us from the 12b-l Plan. We waive any right to payment of such fees until you are in receipt of fees from the Fund pursuant to the 12b-l Plan, and your liability for the payment of such fees is limited solely to the proceeds offees received from the Fund pursuant to the 12b-l Plan. The 12b-l Plan is terminable by the Board at any time. We understand that the Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In connection with such reviews, we wiB furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.

••	Paid by you or the FW1d1s investment adviser out of its own resources.

Investor Shares

Name of Portfolio	Annual Percentage Rate

SCHEDULE B

SERVICES

1.	providing distribution, advertising and marketing assistance to promote Shares to Contractholders and prospective Contractholders in accordance with this Agreement;

2.

receiving orders from Contractholders with respect to the allocation of Contract balances among the Portfolios and transmitting orders in respect of the purchase and redemption of Shares by the Separate Accounts and maintaining records in connection therewith;

3.	answering Contractholder and prospective Contractholder inquiries about the Portfolios;

4.	training Contractholder relationship personnel and sales agents;

5.	establishing any appropriate information interfaces, which may include websites and internal systems relating to the sale of Shares;

6.

providing Contractholders with statements and/or reports showing Share transactions, Portfolio performance and tax and other account information relating to the Shares and, if appropriate, aggregating such statements or reports with other transactions and information in Contractholders’ other accounts with us;

7.	providing portfolio manager commentaries to Contractholders and other interested parties;

8.	making our employees and agents available during normal business hours to consult with you or your designees concerning the performance of our responsibilities under this Agreement;

9.	providing such other information and services as you may reasonably request, to the extent we are permitted by applicable statute, rule or regulation; and

10.	maintaining all other records as required by law.

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Guardian Insurance & Annuity Company, Inc. (the “Company”), the Lazard Retirement Series, Inc. (the “Fund”), Lazard Asset Management Securities LLC (the “Underwriter’’), and Park Avenue Securities LLC, successor to Guardian Investor Services LLC (“Contract Distributor’’) entered into a certain participation agreement dated June 18, 2013 (the “Participation Agreement’), as may be amended. This Amendment (the “Amendment”) to the Participation Agreement is entered into as of December 14, 2020, by and among the Company on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund, the Underwriter and the Contract Distributor (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Participation Agreement (defined above).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the ‘“Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act’)·

WHEREAS, the Company, on behalf of the Accounts has certain obligations pursuant to Rule 30e-2 under the I 940 Act to deliver Fund shareholder reports to Contract Owners which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a).    Fund Documents. The Fund (and Underwriter) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b).    Deadline for Providing, and Currentness of, Fund Documents.

(i). The Fund and the Underwriter shall provide or make available the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii). The Fund and the Underwriter shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 7 business days before the date each time that the Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3.

(c).     Format of Fund Documents. The Fund and the Underwriter shall provide or make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).    Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Underwriter fulfill their obligations under this Amendment.

(e).    Use of Summary Prospectuses.

(i).    The Company shall ensure that an Initial Summary Prospectus is in use for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).    The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(iii).    Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

(f).    Website Hosting and Notice Fee (Expense Allocation).

The Fund and the Underwriter shall bear their proportional cost of (i) posting and maintaining the Fund Documents on the website hosted by the Company and (ii) preparing and mailing notices as required by paragraph (c) of Rule 30e-3 of the availability of certain Fund Documents to Contract Owners. The Fund’s proportional cost is equal to the quotient of (a) divided by (b) multiplied by (c) where (a) is the total hosting and mailing expenses incurred by Company for all funds offered in its Accounts, (b) is the total number of funds available across the Company’s Accounts and (c) is the number of funds available across the Company’s Accounts that are part of the Fund’s family (the “Website Hosting and Notice Fee”). The Company shall send the Fund and/or Underwriter an invoice for the Website Hosting and Notice Fee on a quarterly basis and the Fund and/or the Underwriter shall pay the Website Hosting and Notice Fee to the Company within 15 business days after receipt of the invoice. From time to time, the Parties shall review the Website Hosting and Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of posting and maintaining the Fund’s Required Materials on the website hosted by the Company and preparing and mailing notices of the availability of the Fund’s Reports to Contract Owners. The Parties agree to negotiate in good faith any change to the Website Hosting and Notice Fee proposed by a Party in good faith.

2.

Content of Fund Documents. The Fund and the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a).    Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a).    At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 7 business days after the request from the Company is received by either the Fund or the Underwriter.

(b).    Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

(c).    The Fund and/or the Underwriter shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting and Notice Fee specified above.

4.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

(a).    the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6) ; and

(b).    the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4,and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c).    the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a).    This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).    To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a).    termination of the Participation Agreement; or

(b).    60 days written notice from any Party to the other Parties.

7.

Indemnification. The Fund and the Underwriter specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Fund or Underwriter to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment.

The Company and the Contract Distributor specifically agree to indemnify and hold harmless the Fund and the Underwriter (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorneys’ fees) arising from or in connection with any claim or action of any type whatsoever brought against the Fund or the Underwriter (or its officers, directors, and employees) as a result of any failure or alleged failure by the Company or Contract Distributor to fulfill their duties and responsibilities under this Amendment or for any other breach of this Amendment.

This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and Underwriter under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC., on behalf of itself and each

Separate Account

By: /s/ N. Ethirveerasingam
Print Name: N. Ethirveerasingam
Title: 2nd Vice President

The Fund:

Lazard Retirement Series, Inc.

By/s/Nathan Paul
Print Name: Nathan Paul
Title: President and CEO

The Underwriter:

Lazard Asset Management Securities LLC By/s/Nathan Paul
Print Name: Nathan Paul
Title: CEO

The Contract Distributor:

Park Avenue Securities LLC By: /s/Jason M. Eskenazi
Print Name: Jason M. Eskenazi
Title: Product Manager